Filed pursuant to Rule 433

Registration Statement No. 333-220694

Relating to Preliminary Prospectus Supplement dated January 12, 2021

Republic of Colombia

Preliminary Term Sheet

U.S. $1,539,952,000 3.125% Global Bonds due 2031*

Issuer:	Republic of Colombia (“Republic”)

Transaction:	3.125% Global Bonds due 2031 (“2031 Global Bonds”)

Expected Issue Ratings**:	Baa2 / BBB-/ BBB- (Moody’s, negative / S&P, negative / Fitch, negative)

Format:	SEC Registered

Principal Amount:	U.S. $1,539,952,000

Reopening:	The bonds constitute a further issuance of, and will form a single series with, the U.S. $1,000,000,000 aggregate principal amount of the Republic’s 3.125% Global Bonds due 2031 issued on June 4, 2020.

Pricing Date:	January 12, 2021

Settlement Date:	January 22, 2021 (T+7)

Make-Whole Call:	Prior to January 15, 2031 at a discount rate of Treasury Yield plus 40 basis points

Par Call:	On and after January 15, 2031 (three months before the maturity date) redeemable at 100.000%

Maturity Date:	April 15, 2031

Interest Payment Dates:	April 15 and October 15 of each year, commencing April 15, 2021, to the holders of record on April 1 and October 1 preceding each payment date

Benchmark Treasury:	0.875% UST due November 15, 2030

Benchmark Treasury Price and Yield:	97-18+ and 1.136%

Spread to Benchmark Treasury:	+166.4 bps

Reoffer Yield***:	2.800%

Coupon:	3.125%

Price to Public:	102.812% not including accrued interest

Gross Proceeds (before underwriting discount and expenses) to Issuer****:	U.S. $1,583,255,450.24, not including accrued interest totaling U.S. $12,966,609.72 from October 15, 2020, to January 22, 2021, plus accrued interest, if any, from January 22, 2021

Day Count:	30/360

Denominations:	U.S. $200,000 and increments of U.S. $1,000 in excess thereof

Listing and Trading:	Application will be made to list the 2031 Global Bonds on the official list of the Luxembourg Stock Exchange and to trade on the Euro MTF Market.

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. J.P. Morgan Securities LLC

Preliminary Prospectus Supplement:	https://www.sec.gov/Archives/edgar/data/917142/000119312521006806/d777706d424b3.htm

Clearing:	DTC and its participants, including the depositaries for Euroclear Bank S.A./N.V. as operator of the Euroclear System plc, and Clearstream Banking, société anonyme.

CUSIP/ISIN:	195325 DS1/US195325DS19

*

Note: The aggregate principal amount of 2031 Global Bonds includes an amount intended to fund the purchase of outstanding Reinvestment Tenders and Simple Tenders (as such terms are defined in the Offer to Purchase, dated January 12, 2021 of the Republic) in the concurrent tender offer pursuant to the Offer to Purchase, based on final acceptances in the tender offer. The Republic will announce the amount of Reinvestment Tenders and Simple Tenders that it is accepting on January 13, 2021.

**	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction, revision or withdrawal at any time.
***	Note: Reoffer yield to par call on January 15, 2031.
****	Note: The total gross proceeds amount may be adjusted in proportion to the adjustment, if any, to be made to the aggregate amount of 2031 Global Bonds.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC. toll-free at +1 (800) 211-1037, Deutsche Bank Securities Inc. toll-free at +1-800-503-4611 or J.P. Morgan Securities LLC toll-free at +1-866-846-2875.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.